Exhibit 99
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                                                  NEWS RELEASE
                                                    /FOR IMMEDIATE RELEASE/
                                                    Contact:  Robert A. Lerman
                                                    860-683-2005     Windsor, CT
                                                    OTCBB:  TDYT
                                                    May 23, 2005



                    ANNUAL SALES SETS RECORD AT $24.6 MILLION
                     PROGRAM START UP COSTS IMPACT EARNINGS

THERMODYNETICS, INC. WINDSOR, CT - (TDYT: OTCBB) -May 23, 2005

         Sales increased 49% to a record $24.6 million in the fiscal year ended March 31, 2005 reflecting a significant increase in net revenues from the Company's Turbotec Products subsidiary and also reflects a full year of operations of Vulcan Industries, Inc. In August 2003, the Company acquired Vulcan Industries, a manufacturer of fabricated metal tubing components serving principally the automotive, furniture and appliance industries.

         Net income for the fiscal year ended March 31, 2005 was adversely impacted by significant product design and development costs and other start up expenses at Vulcan associated with a large program to produce tubular exhaust components for a major Tier 1 automotive supplier. Under the terms of the long-term supply program the company is expected to recover these amounts as a component of the per unit selling price. However as the agreement does not expressly provide for objective measurement and verification of the reimbursement, these costs and expenses, aggregating in excess of $2 million, are being charged to operations in fiscal 2005. It is anticipated that a sizable loss will be recorded for the '05 fiscal year and a profit will be reported for each of the four quarters of fiscal '06. The company is currently implementing lean manufacturing techniques, together with other cost reduction programs, to improve profitability. Excluding these one-time expenses, the company would have reported pre-tax income of in excess of $600,000, a new record level. The current expectation for the 2006 fiscal year is that the company will again achieve new record levels of sales and operating results.

The annual examination of financial records by the Company's independent public accountants is in progress and we expect to release full audited financial results for the year ended March 31, 2005 in mid to late June 2005.


Considerations  regarding  Forward-Looking   Disclosures.
---------------------------------------------------------
This press release contains certain forward-looking statements regarding the Company, its business prospects and results of operations that are subject to certain risks and uncertainties posed by many factors and events that could cause the Company's actual business, prospects and results of operations to differ materially from those that may be anticipated by such forward-looking statements. Factors that may affect such forward-looking statements include, without limitation: the Company's ability to successfully and timely develop and finance new projects, the impact of competition on the Company's revenues, and changes in unit prices, supply and demand for the Company's tubing products. When used, words such as "believes", "anticipates", "expects", "continue", "may", "plan", "predict", "should", "will", "intends" and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. The Company undertakes no obligation to revise any forward-looking statements in order to reflect events or circumstances that may subsequently arise. Readers are urged to carefully review and consider the various disclosures made by the Company in this report, news releases, and other reports filed with the Securities and Exchange Commission that attempt to advise interested parties of the risks and factors that may affect the Company's business.


Thermodynetics, Inc. is a manufacturer of high performance, high quality heat exchangers, fabricated metal components and flexible connector products for heat transfer, transportation, and plumbing applications. The Company markets its products in the United States, Canada and abroad to customers in the space conditioning, refrigeration, automotive, biomedical, plumbing, appliance, water heating and aerospace industries.

The Company's tubing manufactured by Turbotec is presently used in heat pumps as condensers and evaporators in heating, refrigeration, food processing and air-conditioning systems; in the biomedical field (as blood or intravenous fluid heat exchangers); in heat recovery units used to heat water with waste heat from air conditioning, refrigeration systems; in ice production systems; in laser coolers, beverage dispensers, food processing systems, chillers, heat pump systems and boilers, and modules for use as components in large condensing or desuperheater systems; and are generally usable in most applications where heat transfer is required. The tubing, when used as a flexible connector, also facilitates the installation of plumbing fixtures and modules. The Company's automotive tubing manufactured by Vulcan is primarily engineered by automotive manufacturers with specifications provided to the Company.